Exhibit 99.1

ALBEMARLE APPOINTS JIM W. NOKES TO BOARD OF DIRECTORS

Seasoned industry professional brings over 35 years of refining expertise to Company

Baton Rouge, La., December 10, 2008 –Albemarle Corporation, (NYSE: ALB) a global leader in providing innovative solutions to the specialty chemicals market, announced today the election of Jim W. Nokes to its Board of Directors, effective January 1, 2009. Mr. Nokes brings over three decades of expertise in the worldwide refining industry with a particular emphasis on operations, business development and marketing, supply chain management, and transportation.

“Jim’s impressive career spans the full spectrum of international refinery operations and he will be a powerful addition to our already very strong board of directors,” said Mark C. Rohr, chairman, president and chief executive officer of Albemarle. “Jim’s background and expertise will benefit us significantly as we navigate the current economic and supply chain challenges and position Albemarle to successfully leverage the opportunities that continue to emerge for us globally.”

Mr. Nokes retired in 2006 from ConocoPhillips, an international, integrated energy company, after 36 years of service. At the time of his retirement, Mr. Nokes served as executive vice president of refining, marketing, supply and transportation for the company’s global downstream business, a position he held for four years. His background primarily includes refining, marketing, crude and products trading, commercial natural gas operations and transportation. He also had assignments in exploration and production, as well as strategic planning.

Mr. Nokes joined the company in 1970 and served in a variety of roles throughout the years, ultimately moving into strategic management positions including executive vice president of the company’s worldwide refining and marketing, a position he held from 1999 to 2002. Prior to this role, he served as division president, North American refining and marketing operations.

A respected industry veteran and active member of his community, Mr. Nokes currently serves on the board of Tesoro Corporation, a Fortune 150 and Global 500 independent refiner and marketer of petroleum products. He is also a Director for Post Oak Bank N.A., a Houston-based commercial bank. Mr. Nokes was a member of the World Business Council for Sustainable Development and sat on the Board of Directors of the American Petroleum Institute, as well as the American Petroleum Institute Transportation, Marketing and Downstream Committees. He previously served on the board of directors for Chevron Phillips Chemical.

Mr. Nokes holds a bachelor’s degree in business administration from Fort Hayes State University in Kansas and a master of business administration degree from the University of Arkansas.

About Albemarle Corporation

Albemarle Corporation, headquartered in Baton Rouge, Louisiana, is a leading global developer, manufacturer and marketer of highly engineered specialty chemicals for consumer electronics; petroleum and petrochemical processing; transportation and industrial products; pharmaceuticals; agricultural products; and construction and packaging materials. The Company operates in three business segments — Polymer Additives, Catalysts and Fine Chemicals — and serves customers in approximately 100 countries. Learn more about Albemarle at: www.albemarle.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Albemarle Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K.

Media Contacts: Stephanie Dixon, (225) 388-7904, Stephanie_Dixon@albemarle.com

Investor Relations Contacts: Sandra Rodriguez, (225) 388-7654, Sandra_Rodriguez@albemarle.com